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                                                   Exhibit 11.2


                            EARNINGS PER SHARE
                         FULLY DILUTED COMPUTATION
             (In millions except share and per share amounts)


                                                Three months ended
                                                   September 30,
                                                1994         1993
- ---------------------------------------------------------------------
Basis for computation of earnings per
  common and common equivalent shares:
    Earnings from continuing operations        $ 34.7       $ 35.3
    Deduct dividends on 4% preferred stock        (.1)         (.1)
                                              -------      -------
    Earnings from continuing operations
      available to common shareholders           34.6         35.2
    Loss from discontinued operations             (.8)         (.8)
                                              -------      -------

    Available for common shareholders          $ 33.8       $ 34.4
                                              =======      =======



Number of shares:
   Weighted average shares
     outstanding                           76,898,893   76,617,398
   Shares issuable upon exercise of
     stock options, net of shares
     assumed to be repurchased                720,674      882,582

                                           77,619,567   77,499,980
                                          ===========   ==========




Earnings  per common share:
   Continuing operations                       $  .45       $  .45
   Discontinued operations                       (.01)        (.01)
                                              -------      -------

   Net earnings                                $  .44       $  .44
                                              =======     ========

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